Exhibit 10.10

                             EMPLOYMENT AGREEMENT


      AGREEMENT made this 14th day of December 1999, by and between Rebecca Klafter having an address at 102 Bristol Drive, Woodbury, New York 11797 (hereinafter referred to as the "Employee") and Bio- Reference Laboratories, Inc., a New Jersey corporation with principal offices located at 481 Edward H. Ross Drive, Elmwood Park, New Jersey 07407 (hereinafter referred to as the "Company").
                                  WITNESSETH:

      WHEREAS, the Company is a New Jersey Corporation engaged in the clinical laboratory business; and

      WHEREAS, the Employee is the chief executive officer and sole stockholder of Right Body Foods Inc., a New York corporation engaged in the manufacture of certain health food products at its facility at 118 Jackson Avenue, Syosset, Long Island, New York 11791 ("RBF") and the distribution of such products in the greater New York metropolitan area (the "Health Food Business"); and

      WHEREAS, the Company has agreed through its wholly-owned subsidiary, BRLI No. 1 Acquisition Corp. ("BRLI Acq. Corp.") to purchase certain assets used by RBF in its operation of the Health Food Business so as to enable BRLI Acq. Corp. to operate the Health Food Business; and

      WHEREAS, the Company is unwilling to effect such purchase unless it is able to employ the Employee to serve as Director of the Health Food Business operations of BRLI Acq. Corp. and to obtain the Employee's agreement not to compete with the Company and/or BRLI Acq. Corp. in the operation of the Health Food Business; and

      WHEREAS, the Employee desires to commence employment with the Company, pursuant to the terms and conditions herein set forth, superseding any and all prior agreements, express or implied, between the Company, its subsidiaries and/or predecessors and the Employee;

      NOW THEREFORE, it is mutually agreed by and between the parties hereto as follows:



                                   ARTICLE I
                                  EMPLOYMENT
      Subject to and upon the terms and conditions of this Agreement, the Company hereby employs the Employee, and the Employee hereby accepts such employment in her capacity as Director of the Health Food Business operations of BRLI Acq. Corp. The Company agrees that during the term of her employment hereunder, the Employee will be consulted with by the president and/or the

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executive vice president of the Company with regard to and will be provided with the opportunity to review each recipe as well as each proposed change in recipe with respect to each food product manufactured and distributed by the Health Food Business.
      Employee   represents  and  warrants  that  there  is  no  restriction  or impediment, contractual or otherwise to her accepting such employment as provided for herein, and that she is not in breach or violation of any covenant or agreement with any party relating to her employment. Employee represents and warrants, and covenants and agrees that in entering into employment with the Company and in the performance of her duties that she is not utilizing any secret or confidential information of any other person.

                                  ARTICLE II
                                    DUTIES
      (A) The Employee shall, during the continuation of her employment with the Company, and subject to the direction and control of the Company's Chief Executive Officer and Chief Operating Officer, perform such executive and marketing duties and functions as she may be called upon to perform by such executive officers during the terms of this Agreement principally on Long Island in the State of New York but also in the State of New Jersey.
      (B) During the continuation of her employment, the Employee agrees to devote her full time to the performance of her duties for the Company and to render such services for any subsidiary or

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affiliate  corporation of the Company  including  BRLI Acq. Corp.  provided that from the date hereof through December 31, 1999, the Employee shall be permitted to render her services hereunder on a part-time basis provided that she devotes a minimum of 25 hours per five-day week (pro-rated for partial weeks) to the performance of her duties hereunder.
      (C) The Employee  shall  perform to the best of her ability the  following
services  and  duties  for  the  Company  and  its   subsidiary   and  affiliate
corporations (by way of example, and not by way of limitation):

      (i) Those duties attendant to the position with the Company and BRLI Acq. Corp. for which she is being hired, including the establishment, supervision of manufacturing and marketing of products for the Health Food Business;

      (ii) Assisting the Company and BRLI Acq. Corp. in the planning and implementation of all sales promotion, advertising, public relations, personnel and product development programs for the Health Food Business;

      (iii) Promotion of the relationships of the Company and its subsidiary and
affiliate   corporations   including  BRLI  Acq.  Corp.  with  their  respective
employees, customers, suppliers and others in the business community.

      (iv) Working with the Company's and BRLI Acq. Corp.'s professional staff toward the development of special programs to offer Health Food Business products and services to physicians and healthcare facilities.

                                  ARTICLE III
                                 COMPENSATION
      Solely during the time that this Employment Agreement is in full force and effect, the Company shall make the following payments to the Employee and shall provide her with the following benefits as compensation for all of her services rendered hereunder.
      (A) Salary - initially at the rate of $150,000 per annum (the "Annual Base Salary"), payable in weekly installments or pursuant to the Company's regular pay periods. For each successive twelve- month period that this Agreement is in effect beginning with the twelve-month period commencing November 1, 2000, the Annual Base Salary in effect immediately prior to such November 1 date shall be increased (but never decreased) by the same percentage increase as that of the percentage increase in the Consumer Price Index -- All Items for the New York metropolitan area for the month of November in the successive period over the first month of the twelve-month or shorter fiscal period then ended.
      (B) Signing Bonus - in the aggregate amount of $100,000 paid in 24 consecutive equal monthly installments of $4,166.67, without interest, commencing February 1, 2000.
      (C) Commission Bonus and Bonus Guarantee - The Employee will be paid a "Commission Bonus" in an amount equal to the following percentages of the net cash receipts (net of required credits and refunds) during the period commencing on the date hereof and ending

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on October 31, 2000 and during each  successive  twelve-month  period,  actually collected by the division or subsidiary of the Company organized to operate the Health Food Business, which receipts are attributable to such business:

      Collected Cash Receipts                         Bonus-Percentage of the
      In excess of               Not more than       Collected Net Cash Receipts
      ------------               -------------       -------------------------

           --                      $ 1,000,000                   None
        $ 1,000,000                $ 5,000,000                    5%
        $ 5,000,000                $10,000,000                    2%
        $10,000,000                $20,000,000                    1%

      By way of example, if the net cash receipts (net of required credits and refunds) of the Health Food Business actually collected during an applicable period totalled $7,500,000, the Commission Bonus with respect to such period would be $250,000 ($0 + $200,000 + $50,000) subject to offset by the Bonus Guarantee hereinafter described. No net cash receipts collected during one period shall be carried back or forward to a prior or subsequent period for purposes of computing the Commission Bonus with respect to such prior or subsequent period. Each Commission Bonus shall be paid within 60 days after the close of each such period. The Company agrees that the Health Food Business will be operated through BRLI Acq. Corp. The Company agrees to provide the Employee and her agents with access to the books and records of the Health Food Business on a quarterly basis during normal business hours in order to verify the "Collected Cash Receipts" of the Health Food Business.

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      With respect to the initial period only  commencing on the date hereof and ending on October 31, 2000 (the "First Bonus Period"), the Employee shall also be paid a $50,000 non-refundable "Bonus Guarantee" against her Commission Bonus. Such Bonus Guarantee shall be paid in twelve consecutive equal monthly installments of $4,166.66, without interest, commencing February 1, 2000 but shall be credited solely against the Employee's Commission Bonus earned with respect to the First Bonus Period. By way of example, if the net cash receipts of the Health Food Business actually collected during the First Bonus Period totalled $1,800,000, the Employee will be entitled to retain her entire Bonus Guarantee of $50,000 as it is non-refundable but would not be paid any Commission Bonus with respect to such period as the $50,000 Bonus Guarantee exceeds the $40,000 Commission Bonus to which she would otherwise be entitled. If such net cash receipts during the First Bonus Period totalled $5,500,000, the Employee would be paid a $160,000 Commission Bonus ($210,000 Commission Bonus less $50,000 Bonus Guarantee) but would also be entitled to retain her entire Bonus Guarantee of $50,000 as it is non-refundable.
      (D) Other Benefits - The Company will provide the Employee with three weeks of paid vacation for each approximately 12 month period ending October 31 commencing with the period ending October 31, 2000, on such dates as she may elect, as well as participation on an equitable basis in any medical, health benefit or other employee benefit plan established for senior management of the Company. The Company will provide the Employee with a $500 per

                                      7

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month  automobile  allowance  towards lease or purchase and  insurance  coverage costs and will reimburse the Employee upon presentation of the appropriate vouchers for business and travel expenses incurred by the Employee on behalf of the Company as well as for reasonable maintenance and repairs of the automobile used by the Employee in connection with the Health Food Business.
      (E) Key-Man Life Insurance - In the event the Company wishes to obtain "Key-Man" Life Insurance on the life of the Employee, Employee agrees to cooperate with the Company in completing any applications necessary to obtain such insurance and to promptly submit to such physical examinations and furnish such information as any proposed insurance carrier may request, providing Employee is insurable.

                                  ARTICLE IV
                             TERM AND TERMINATION
      The term of this Agreement shall be for a period of approximately five (5) years commencing on the date hereof and terminating on October 31, 2004.
      The Company, at its option, exercised in writing not less than 30 days prior to the end of such term (the "Initial Term"), may elect to extend the term of this Agreement for an additional twelve-month period terminating on October 31, 2005 (the "First Extension Year"). In the event of such election, all of the terms and conditions of this Agreement shall remain in full force and effect except that (a) the Employee's Annual Salary in effect at

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the end of the Initial  Term shall be increased by 10% but shall not be modified by changes in the Consumer Price Index; (b) the Employee shall not be entitled to an additional Signing Bonus or a Bonus Guarantee; but (c) the terms of the Commission Bonus shall remain in full force and effect.
      If the Company so extends the Initial Term for a First Extension Year, it may at its option, exercised not less than 30 days prior to the end of the First Extension Year, extend the term of this Agreement for a second additional twelve-month period terminating on October 31, 2006 (the "Second Extension Year"). In the event of such election, all of the terms and conditions of this Agreement shall remain in full force and effect except that (a) the Employee's Annual Salary during the Second Extension Year shall remain the same as her
Annual Salary in effect during the First Extension Year and shall not be modified by changes in the Consumer Price Index; (b) the Employee shall not be entitled to an additional Signing Bonus or a Bonus Guarantee; but (c) the terms of the Commission Bonus shall remain in full force and effect.
      The Company shall have the right to terminate  this  Agreement upon twenty
(20) days prior  written  notice to the Employee  for "cause,"  defined as gross
dereliction  of  duty,  gross  negligence  affecting   Employee's   performance,
conviction of a "crime," or substantial violation of the terms of this Agreement provided that prior to the expiration of such twenty (20) day period, if the Employee is able to and cures such "cause," such termination will not be effective. For purposes of this Agreement, "crime" is

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defined as a felony or a crime of high moral turpitude,  but in no event shall a traffic offense or an offense which is considered to be a disorderly person offense or a misdemeanor be deemed a "crime" permitting termination. In the event of termination of this Agreement "for cause," no unpaid or future payments required hereunder including payments of Annual Salary, the Signing Bonus, the Commission Bonus and/or the Bonus Guarantee shall be required to be paid to the Employee after such termination date.

                                   ARTICLE V
                NON-DISCLOSURE OF INFORMATION AND TRADE SECRETS

      Employee acknowledges that BRLI Acq. Corp. has purchased certain secret information relating to the Health Food Business including business plans and programs, marketing plans, contractual arrangements with others, formulations, recipes and customer lists and that in the course of her duties hereunder, the Company and/or BRLI Acq. Corp. will make available to her and she may also develop additional secret information of like nature relating to the Health Food Business. All of such secret information whether purchased by BRLI Acq. Corp. or developed during the course of her employment is hereinafter collectively referred to as the "Proprietary Information." Employee waives any and all rights to the Proprietary Information and agrees that all such rights shall be vested solely in the Company and BRLI Acq. Corp. even after termination of her employment. Upon the termination of employment, Employee shall promptly deliver all correspondence, notes, reports, programs,

                                      10

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proposals,  formulations,  recipes, customer lists and books and records, or any other documents, and all copies thereof, relating to the Health Food Business, to BRLI Acq. Corp. (The Company and BRLI Acq. Corp. have entered into a separate Non-Competition Agreement with the Employee as of the date hereof.)

                                  ARTICLE VI
                                 SEVERABILITY
      If any provision of the Agreement shall be held invalid and unenforceable, the remainder of this Agreement shall remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall remain in full force and effect in all other circumstances.

                                  ARTICLE VII
                                    NOTICES

      All notices required to be given under the terms of this Agreement shall be in writing and shall be deemed to have been duly given only if delivered to the addressee in person or mailed by certified mail, return receipt requested, as follows:

IF TO COMPANY:           Bio-Reference Laboratories, Inc. (or BRLI Acq.
Corp.)
 AND/OR TO              481 Edward H. Ross Drive
BRLI ACQ. CORP.         Elmwood Park, New Jersey 07407
                        Attn: Howard Dubinett, Executive Vice President


WITH COPY TO:           Roger Tolins, Esq.
                        Tolins and Lowenfels
                        12 East 49th St - 21st Floor
                        New York, New York 10017

                                      11

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IF TO EMPLOYEE:          Rebecca Klafter
                         102 Bristol Drive
                         Woodbury, New York 11797

WITH COPY TO:            Paul Levitt, Esq.
                         Vitale & Levitt
                         445 Broadhollow Road, Suite 124
                         Melville, New York 11747

or such other additional address as the party to receive the notice shall advise by due notice in accordance with this paragraph.

                                 ARTICLE VIII
                                    BENEFIT
      This agreement shall inure to, and be binding upon, the parties hereto, the successors and assigns of the Company, and the heirs and personal representatives of the Employee.

                                  ARTICLE IX
                                    WAIVER
      The waiver by either party of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of construction and validity.

                                   ARTICLE X
                                 GOVERNING LAW
      This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to the principle of the conflict of laws. The parties hereto consent to the in personam jurisdiction of the courts of the State of New

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Jersey and further agree that any action with respect to this Agreement shall be commenced and prosecuted only in such courts. The parties hereby waive trial by jury in any action or proceeding arising under this Agreement.

                                  ARTICLE XI
                                 JURISDICTION
      In case any provision of this Agreement shall be invalid under the laws of any county, state or jurisdiction, such invalidity shall not affect any other provisions of this Agreement.

                                  ARTICLE XII
                                   REMEDIES
      No remedy herein conferred upon or reserved to a party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

                                 ARTICLE XIII
                               ENTIRE AGREEMENT
      This Agreement, the Non-Competition Agreement and the Asset/Sale Purchase Agreement constitute the entire agreement among the parties with respect to the subject matter contained herein and therein and supersedes all prior agreements and understandings, oral or written. This Agreement and such other Agreements may not

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be amended or modified except in writing  executed by each of the parties hereto and thereto.

      IN WITNESS WHEREOF, the parties have hereto set their hands and seals the day and year written below their names.

      Signed, sealed and delivered in the presence of:
WITNESS:                            Bio-Reference Laboratories, Inc.


/s/Roger Tolins                           By /s/Howard Dubinett
--------------------------                  -------------------
                                        Howard Dubinett, Executive
                                          Vice President
                                        Date: December 14, 1999

WITNESS:


/s/Paul Levitt                            /s/Rebecca Klafter
--------------                            ------------------
                                          Rebecca Klafter
                                          Date: December 14, 1999

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